Exhibit 5.2

August 20, 2026
Blue Owl Technology Finance Corp.
399 Park Avenue
New York, NY 10022
Ladies and Gentlemen:
We have acted as counsel to Blue Owl Technology Finance Corp., a Maryland corporation (the “Company”), in connection with the underwriting agreement, dated as of August 17, 2026 (the “Underwriting Agreement”), by and among the Company, and Blue Owl Technology Credit Advisors, LLC, a Delaware limited liability company (the “Adviser”), on the one hand, and Mizuho Securities USA LLC, ING Financial Markets LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC and SMBC Nikko Securities America, Inc., as representatives (the “Representatives”) of the several underwriters listed in Schedule 1 thereto (the “Underwriters”), which Underwriting Agreement relates to the issuance and sale of $400,000,000, in aggregate principal amount of 6.500% Notes due 2029 of the Company (the “Notes”).
The Notes will be issued pursuant to the indenture, dated as of June 12, 2020, entered into between the Company and Deutsche Bank Trust Company Americas, as successor to Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a seventh supplemental indenture, dated June 5, 2026, between the Company and the Trustee (the “Seventh Supplemental Indenture”), and the Agreement of Removal, Appointment and Acceptance, dated August 11, 2025, between the Company, Computershare Trust Company, N.A. and the Trustee (the “Tripartite Agreement” and, together with the Base Indenture, as so supplemented, the “Indenture”).
In addition, we have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:
(i)the Second Articles of Amendment and Restatement of the Company and the Articles of Amendment thereto (together, the “Charter”), each as certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”);
(ii)the Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);
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(iii)a Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date;
(iv)the resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, (a) the offering, issuance and sale of the Notes and (b) the authorization of the execution and delivery of the Indenture and the Notes, certified as of the date hereof by an officer of the Company;
(v)the Underwriting Agreement;
(vi)the Indenture; and
(vii)a specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.
With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies, and (iv) that at the time of issuance of the Notes, after giving effect to such issuance, the Company will be in compliance with Section 18(a)(1)(A) of the Investment Company Act of 1940, as amended (the “1940 Act”), giving effect to Section 61(a)(2) of the 1940 Act.
This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.
As to certain matters of fact relevant to the opinion in this opinion letter, we have relied on certificates of officers of the Company and on the representations, warranties and covenants of the Company set forth in the Underwriting Agreement. We have also relied on certificates and confirmations of public officials (which we have assumed remain accurate on the date of this opinion letter). We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.
The opinions set forth below are limited to the effect of the Maryland General Corporation Law (the “MGCL”), and we express no opinion with respect to any other laws of the State of Maryland or the laws of any other jurisdiction.

On the basis of and subject to the foregoing, and subject to the all of the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that:
1.The Company is a corporation duly incorporated and existing under and by virtue of the MGCL and is in good standing with the SDAT.

2.Each of the Base Indenture and the Seventh Supplemental Indenture has been duly authorized, executed and delivered by the Company.
3.The sale and issuance of the Notes have been duly authorized by the Company, and the Notes have been duly executed and delivered by the Company.
The opinion expressed in this opinion letter (a) is strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) is only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to our firm in the “Legal Matters” section in the prospectus included in the Company’s registration statement on Form N-2 (File No. 333-289793), dated August 22, 2025, and the prospectus supplement, dated August 17, 2026. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
/s/ EVERSHEDS SUTHERLAND (US) LLP